UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2023 (March 24, 2023)

SILVERGATE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-39123	33-0227337
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

4250 Executive Square, Suite 300, La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

(858) 362-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	SI	New York Stock Exchange
Depositary Shares, Each Representing a 1/40th Interest in a Share of 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	SI PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

ITEM 8.01 OTHER EVENTS.

In connection with the wind down of operations and voluntarily liquidation of Silvergate Bank (the "Bank"), a subsidiary of Silvergate Capital Corporation (the "Company"), the Bank agreed to the prepayment of a $205 million secured term loan (the "Term Loan") issued under the Bank's SEN Leverage program to MacroStrategy LLC (the "Borrower"), a subsidiary of MicroStrategy Incorporated (Nasdaq: MSTR). The Term Loan was issued pursuant to a Credit and Security Agreement, dated as of March 23, 2022 by and between the Borrower and the Bank (the “Credit Agreement”) and was collateralized by certain bitcoin owned by Borrower and a $5.0 million cash reserve account held by Borrower at the Bank. Pursuant to the terms of a Prepayment, Waiver and Payoff to Credit and Security Agreement, dated as of March 24, 2023, by and between Borrower and Bank, the Bank agreed to accept $161 million ("Payoff Amount") in full repayment, satisfaction, and discharge of the Term Loan and all other obligations under the Credit Agreement, and the other related loan documents. The Bank waived the prepayment charge due upon such prepayment pursuant to the Credit Agreement and upon receipt of the Payoff Amount, the Credit Agreement was terminated, and the Bank released its security interest in all of the Borrower's assets collateralizing the Term Loan, including the bitcoin that was serving as collateral.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERGATE CAPITAL CORPORATION

Date: March 27, 2023	By:	/s/ Alan J. Lane
Alan J. Lane
Chief Executive Officer

3